WIRELESS AGE COMMUNICATIONS, INC.
CONSOLIDATED BALANCE SHEET
(Unaudited)
(Stated in US Dollars)

ASSETS	June 30, 2011	December 31, 2010
Current
Marketable securities	$857,475	$831,520
Receivables	240,855	-
Inventory	19,102	-
Prepaid expenses	106,540	37,789
Investment -deposit	-	49,760
Total assets	1,223,972	919,069

Property and equipment	89,029	43,031
Due from related parties	2,061,025	2,472,751
Investments	240,080	-
Goodwill	25,048	-
	$3,639,154	$3,434,851

LIABILITIES
Current
Bank indebtedness	$113,695	$52,321
Accounts payable and accrued liabilities	1,285,929	837,768
Taxes payable	42,382	54,990
Accrued special provision	6,509,625	6,714,880
Due to related parties	1,006,186	797,034
Unissued share liability	191,121	-
	9,148,938	8,456,993

STOCKHOLDERS' EQUITY (DEFICIENCY)

June 30, 2011: nil issued and outstanding	-	-
Common stock, $0.001 par value: 100,000,000 shares authorized
June 30, 2011: 69,516,592 shares issued and outstanding	69,517	65,767
Additional paid-in capital	16,606,599	16,245,349
Treasury stock	24,353	24,352
Accumulated deficit	(22,401,247)	(21,568,608)
Accumulated other comprehensive income	190,994	210,998
	(5,509,784)	(5,022,142)

	$3,639,154	$3,434,851

WIRELESS AGE COMMUNICATIONS, INC.
CONSOLIDATED STATEMENT OF OPERATIONS
For the three and six months ended June 30, 2011
(Unaudited)
(Stated in US Dollars)

	Three months	Six months
	ended	ended
	June 30, 2011	June 30, 2011
Revenue	$687,644	$1,390,564
Cost of goods	559,828	989,945
Gross profit	127,816	400,619

Operating expenses
Selling and administrative	795,880	1,473,757
Amortization	7,831	16,349
Total operating expense	803,711	1,490,106

Loss from operations	(675,895)	(1,089,487)

Other expenses (income)
Interest expense	11,267	35,731
Foreign exchange (gain)	21,870	(292,579)
Total other expense (income)	33,137	(256,848)

(Loss) before income taxes	(709,032)	(832,639)
Income taxes - deferred and current	-	-

Net (loss)	$(709,032)	$(832,639)

Earnings per share:
Earnings per share - basic and diluted	$(0.010)	$(0.012)

Weighted average number of of common shares outstanding:
Basic and diluted	68,829,779	67,306,647